Exhibit 2.1 DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED Ferrovial SE (the “Company,” “we,” “us” and “our”) has the following class of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended: Title of each class Trading Symbol(s) Name of each exchange on which registered Ordinary shares, par value EUR 0.01 per share FER Nasdaq Global Select Market Set forth below is a summary of certain information concerning our share capital as well as a summary of certain material provisions of our articles of association (our “Articles of Association”) and relevant provisions of Dutch law. Because the following is a summary, it does not contain all of the information that may be important to you. The summary below does not purport to be complete and is qualified in its entirety by reference to applicable Dutch law and our Articles of Association, which have been publicly filed with the Securities and Exchange Commission (“SEC”). Terms not defined in this Exhibit 2.1 shall have the meaning ascribed to them in the Articles of Association and the Annual Report on Form 20-F, as applicable. SHARE CAPITAL AND ARTICLES OF ASSOCIATION General We are a European public limited liability company (Societas Europaea) organized under the laws of the Netherlands. We are registered with the Dutch Trade Register (handelsregister) under number KvK73422134. Corporate Objectives As set out in clause 2.2 of our Articles of Association, the objects of the Company are:  to design, build, execute, operate, manage, run and maintain infrastructures and public and private works, either directly or through its participation in companies, groupings, consortia or any other similar legal form legally permitted in the relevant country;  to operate and provide all kinds of services related to urban and interurban transport infrastructure, either by land, sea or air;  to operate and manage all kinds of complementary services and works that could be offered around public and private works and infrastructures;  to hold, on its own behalf, all kinds of concessions, sub concessions, authorizations and administrative licenses for works, services and both work and services, granted by any public or private entity, organization or institution, either domestic or foreign;  to manage, administer, acquire, promote, transfer, urbanize, rehabilitate and operate in any form, lands, lots, residential developments, real estate zones or developments, and in general all kinds of real properties;  to build, acquire, supply, import, export, lease, install, maintain, distribute and operate machinery, tools, vehicles, facilities, materials, equipment and furnishings of all kinds, including urban furnishings and equipment;  to acquire, operate, sell and assign intellectual and industrial property rights;  to provide services related to the conservation, repair, maintenance, sanitation and cleaning of all kinds of works, installations and services, to both public and private entities;

 to provide engineering services such as preparing projects, studies and reports;  to prepare projects and studies for the construction, maintenance, operation and marketing of all kinds of water and wastewater supply, discharge, transformation and treatment facilities and waste products research and development in such fields;  to provide services related to the environment such as smoke and noise control, integral waste disposal management including from collection to purification, transformation and treatment;  to build, manage, operate, exploit and maintain energy production or carrier systems for any kind of energy;  to research, design, develop, manufacture, operate and assign programs and in general computer, electronic and telecommunications products;  to research, operate and exploit mineral deposits, as well as acquire, use and enjoy permits, licenses, concessions, authorizations and other rights to mine, and to industrialize, distribute and sell mineral products;  to participate in other businesses of whatever nature, to take any other interest in or conduct the management of those businesses, to provide any kind of services to third parties, to attract financing, to finance third parties, to provide security or assume liability for the obligations of third parties;  to coordinate and perform on its own behalf all kinds of operations related to securities in any kind of market, national or international;  to buy, sell, or in any other way acquire, transmit, swap, transfer, pledge and subscribe all kinds of shares, securities convertible into shares or which grant the right to acquire or subscribe to bonds, rights, payment notes, government bonds, or tradable securities and to acquire holdings in other companies;  to provide any kind of legal entities and companies with management and administration services, such as consulting services and advisory services in accounting, legal, technical, financial, tax, labor and human resources matters;  any other activities that are permitted under applicable law; and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense. Share Capital Our authorized share capital amounts to EUR 30,000,000, consisting of 3,000,000,000 ordinary shares with a nominal value of EUR 0.01 each. Under Dutch law, the authorized share capital is the maximum share capital that we may issue without amending our Articles of Association, which requires shareholder approval pursuant to a proposal by the Board thereto. Shareholders Register All ordinary shares are in registered form and no share certificates are issued. Pursuant to Dutch law and our Articles of Association, we must keep our shareholders register accurate and current. The Board keeps our shareholders register and records names and addresses of all holders of shares, showing the date on which the shares were acquired, the date of the acknowledgement by or notification of us as well as the amount paid on each share. The register also includes the names and addresses of those with a right of use and enjoyment (vruchtgebruik) on shares belonging to another or a pledge (pandrecht) in respect of such shares. Part of the shareholders register may be kept outside the Netherlands to comply with applicable local law or pursuant to stock exchange rules.

Transfer of Shares Under Dutch law and our Articles of Association, transfers of Shares (other than in book-entry form, including for the avoidance of doubt the transfer of a beneficial entitlement to ordinary shares held through the systems of DTC, Iberclear, Euroclear Bank or Euroclear Nederland) shall require a deed executed for that purpose and, save in the event Ferrovial itself is a party to such legal act, written acknowledgement by Ferrovial of the transfer. There are no restrictions on the transferability of our shares in our Articles of Association or under Dutch law. However, the transfer of our shares into jurisdictions other than the Netherlands and Spain may be subject to specific regulations or restrictions. The U.S. transfer agent and registrar for our ordinary shares is Computershare Trust Company, N.A. Increase or Reduction of Share Capital Our Articles of Association enable us to increase or reduce our share capital. Our Board resolves on the issue of ordinary shares and determines the issue price, as well as the other terms and conditions of the issue, if and insofar as our Board has been authorized by the General Meeting to issue ordinary shares with due observance of the applicable statutory provisions. Unless otherwise stipulated at its grant, the authorization cannot be withdrawn without a proposal thereto by our Board. If and insofar as our Board has not been authorized, our General Meeting, pursuant to a proposal thereto by our Board, resolves on the issue of ordinary shares and determines the issue price, as well as the other terms and conditions of the issue. The above equally applies to the granting of rights to subscribe for Shares, such as options, but is not required for an issue of Shares pursuant to the exercise of a previously acquired right to subscribe for Shares. The Company may not subscribe for its own Shares on issue. On April 11, 2024, our Annual General Meeting resolved that our Board has been authorized for a period of 18 months (from April 11, 2024 until October 10, 2025):  to resolve to issue ordinary shares or grant rights to subscribe for such number of ordinary shares in our share capital up to a maximum of 10% of our issued share capital on April 11, 2024 to be used for any and all corporate purposes; and  to resolve to issue such number of ordinary shares or grant rights to subscribe for such number of ordinary shares in our share capital as, in the determination of our Board, is required to implement one or more scrip dividends as may be resolved on by our Board, up to a maximum of 5% of our issued share capital on April 11, 2024; and Pursuant to a proposal of the Board, our General Meeting may decide to reduce the issued share capital with due observance of article 2:99 BW. The issued share capital may be reduced by reducing the nominal value of ordinary shares by means of amendment of our Articles of Association or by cancelling shares held in treasury by the Company. A resolution to reduce the issued share capital requires a simple majority or a majority of at least two-thirds of the votes cast if less than half of the issued share capital of the Company is present or represented at the General Meeting. On April 11, 2024, our Annual General Meeting resolved to cancel ordinary shares in such number as to be determined by our Board. This resolution will lapse after a period of 18 months (from April 11, 2024 until October 10, 2025): Pre-emptive Rights Under Dutch law and our Articles of Association, each holder of ordinary shares has a pre-emptive right of subscription in proportion to the aggregate nominal amount of the ordinary shares held by them, to any issuance of ordinary shares, which right may be limited or excluded by our Board with due observance of the applicable statutory provisions, if so authorized by our General Meeting, and if and insofar our Board has not been authorized to do so, by our General Meeting. Unless otherwise stipulated at its grant, such authorization cannot be withdrawn without a proposal thereto by the Board. Pursuant to Dutch law, the designation by the General Meeting must be granted to the Board for a specified period of time of not more than five years. A resolution of the General Meeting to restrict or exclude the pre-emptive rights or to authorize the Board to do so requires a simple majority, or a majority of not less than two-thirds of the votes cast if less than one-half of our issued share capital is represented at the meeting. Shareholders do not have pre-emptive rights in respect of our shares issued: (i) to employees of the Company or of a Group Company, (ii) against contributions in kind, or (iii) to a person exercising a previously acquired right to subscribe. On April 11, 2024, our Annual General Meeting resolved that our Board has been authorized for a period of 18 months (from April 11, 2024 until October 10, 2025):  to resolve on the exclusion or restriction of pre-emptive rights in respect of any issue of ordinary shares and/or the grant of rights to subscribe for ordinary shares, up to a maximum of 10% of our issued share capital on April 11, 2024 for any and all corporate purposes; and  to resolve on the exclusion or restriction of pre-emptive rights in respect of any issue of ordinary shares and/or the grant of rights to subscribe for ordinary shares, up to a maximum of 5% of our issued share capital on April 11, 2024 to be issued for the implementation of one or more scrip dividends as may be resolved on by our Board. Acquisition by the Company of Ordinary Shares We may acquire fully paid-up Shares if and insofar the General Meeting has authorized the Board to do so with due observance of the statutory provisions. The Company may acquire fully paid-up ordinary shares at any time for no consideration or, subject to Dutch law and our Articles of Association, if: (i) the distributable part of the shareholders' equity is at least equal to the total purchase price of the repurchased ordinary shares, (ii) the aggregate nominal value of the ordinary shares that we acquires, holds or holds as pledge or that are held by a subsidiary does not exceed 50% of the issued share capital and (iii) our Board has been authorized by the General Meeting to repurchase Shares. No authorization from the General Meeting is required if the Company repurchases fully paid-up Shares for the purpose of transferring these Shares to employees of the Company or of a Group Company pursuant to any applicable equity plan, provided that the Shares are quoted on an official list of a stock exchange. The Company or a subsidiary may not cast votes on Shares held by it nor will such Shares be counted for the purpose of calculating a voting quorum. The Company or a subsidiary may also not cast a vote in respect of a Share on which it holds a right of usufruct or a right of pledge. On April 11, 2024, our Annual General Meeting resolved that our Board has been authorized for a period of 18 months (from April 11, 2024 until October 10, 2025) to acquire ordinary shares for any and all corporate purposes, up to an amount equal to 10% of our issued share capital and provided that following the acquisition we, together with our subsidiaries, do not hold more than 10% of our issued share capital in treasury. Pursuant to this authorization, the minimum price that the Company may pay for each ordinary share to be acquired is the nominal value of such share, and the maximum price, excluding expenses, which the Company may pay for each ordinary share to be acquired, is an amount equal to 110% of the market price of the ordinary shares. In case of a self-tender offer or an accelerated repurchase program, our Board may decide that the market price is defined as the arithmetic average of the daily VWAP (volume-weighted average price) of the ordinary shares on the exchange on which they are acquired (or in case of shares not acquired on an exchange, the exchange as designated by our Board) over a period of at least one trading day that falls within the period from the fifth trading day prior to the announcement to the date of completion of the self-tender offer or the accelerated repurchase program, as applicable. Dividend and Liquidation Rights We may resolve to distribute dividends to the holders of our ordinary shares in proportion to their respective shareholdings. The distribution can be done only after adoption of our annual accounts showing that this is permissible. Our Board may determine that an amount out of the profit will be added to the reserves. The profits remaining after will be at the disposal of our General Meeting.

Subject to Dutch law and our Articles of Association, our Board may resolve to make interim distributions if an interim statement of assets and liabilities meeting the requirements laid down in section 2:105(4) BW shows that the Company's equity exceeds the sum of the paid-up and called-up part of the capital and the reserves which must be maintained by law or the Articles of Association. In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to the nominal value of those shares. Liability to Further Capital Calls All of our outstanding ordinary shares are fully paid and non-assessable. In this context, “non-assessable” – which term has no equivalent in Dutch – means, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his or her shareholdership. Provisions Related to our Board Pursuant to our Articles of Association, our Board consists of one or more Executive Directors and two or more Non-Executive directors. The exact number of directors, as well as the number of the Executive Directors and the Non-Executive Directors, is determined by our Board, provided that the number of directors must be at least three directors and cannot exceed twelve directors. The majority of Board shall consist of Non-Executive Directors and only individuals can be Non-Executive Directors. Please refer to Item 6. “Directors, Senior Management and Employees—C. Board Practices” included in our Annual Report and incorporated by reference herein for more information with respect to provisions in our Articles of Association relating to our directors. Actions Necessary to Change the Rights of Shareholders A change to the rights of our shareholders would require an amendment of our Articles of Association. Our General Meeting may only adopt a resolution to amend our Articles of Association, pursuant to a proposal of our Board. If less than half of the issued share capital is represented at the General Meeting voting on an amendment of our Articles of Association, a resolution of the General Meeting to amend our Articles of Association will require a majority of at least two-thirds of the votes cast. Shareholders Meetings and Voting Rights General Meetings shall be convened by our Board. Each year, our Board shall convene at least one General Meeting to be held within six months after the end of our financial year. Annual General Meetings shall be convened by issuing an announcement, which is published electronically and which is directly and permanently available until the time of the meeting, at least 42 calendar days prior to such General Meeting. General Meetings are to be held in the municipality of Amsterdam, Rotterdam, The Hague, or Utrecht. The record date for a general meeting is 28 calendar days prior to such General Meeting, or such other date as prescribed by applicable law. Each person with meeting rights is entitled in person or through a proxy, to attend a General Meeting, to address the meeting and, in case such person has voting rights, to exercise such voting rights. Our Board may also determine, to the extent permitted by applicable law, that a General Meeting is only accessible via electronic means of communication. All ordinary shares confer the right to cast one vote at our General Meeting, except ordinary shares held in treasury. Our General Meeting adopts resolutions by a majority of the votes cast, unless applicable law or our Articles of Association provide otherwise. In case of a tied vote, the proposal is rejected. Blank votes, abstentions, and invalid votes are regarded as votes not cast. Shareholder Votes Requiring Previous Board Proposal

Our Articles of Association require that certain matters, including the following, may only be brought to our shareholders for a vote upon a proposal by our Board:  the issue of shares or the grant of rights to acquire new shares;  the limitation or exclusion of pre-emptive rights;  the reduction of our issued capital;  the appointment of directors;  the adoption or amendment of our remuneration policy;  a distribution in kind;  an amendment to our Articles of Association; and  a legal merger, legal demerger, or dissolution. Limitation on the Right to Hold or Vote Securities There are no limitations, either under the laws of the Netherlands or in our Articles of Association, on the rights of non-residents of the Netherlands to hold ordinary shares or to vote. Cooling-Off Period in Response to Shareholder Activism or Hostile Take-Over The management board of a Dutch listed company, such as the Company, may invoke a statutory cooling- off period with a maximum of 250 days (wettelijke bedenktijd). During such cooling-off period, the General Meeting would not be able to dismiss, suspend, or appoint Directors or amend the provisions in the Articles of Association relating to such matters. The legislation allows our Board to invoke a cooling-off period in the following cases:  one or more shareholders who (jointly or individually) have the right to include an item on the agenda of a General Meeting, propose an agenda item for the General Meeting to consider a proposal for the appointment, suspension or dismissal of one or more Directors or a proposal for the amendment of one or more provisions in our Articles of Association relating to such matters; or  a public offer for the ordinary shares is announced or made without the Company’s support for such offer, provided, in each case, our Board considers such proposal or offer to be materially conflicting with the interests of the Company and its business. Our Board must use the cooling-off period to obtain all necessary information for a careful determination of the policy it wishes to pursue in the given situation. The Board must thereby, in any event, consult those shareholders that, solely or jointly, represent at least 3.0% of the issued and outstanding share capital of the Company at the time the cooling-off period is invoked, as well as the works’ council (if any). The position of these larger shareholders and the works’ council (if any) shall, but only with their approval, be published on the Group’s website. The Board must report on the course of events and the policy that has been pursued since the cooling-off period was invoked and such report must be publicly disclosed by the Company no later than one week after the last day of the cooling-off period. Such report shall also be discussed during the first General Meeting after the expiry of the cooling-off period. The cooling-off period has a maximum term of 250 days, calculated from:  the day after the latest date on which shareholders may request an item to be placed on the agenda of the next General Meeting (which is 60 calendar days before the day of the meeting);

 the day after the day on which the public offer is made; or  the day the court in preliminary relief proceedings has granted authority to shareholders holding at least 10.0% of the Company’s issued and outstanding share capital to convene a General Meeting. The Board can voluntarily terminate the cooling-off period at any time. In addition, one or more shareholders who (jointly or individually) have the right to include an item on the agenda of a General Meeting, may request the Dutch enterprise chamber of the court of appeal in Amsterdam (the “Enterprise Chamber”) to terminate the cooling-off period. The Enterprise Chamber must rule in favor of the request if the shareholders can demonstrate that:  the Board, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably have concluded that the relevant proposal or hostile offer constituted a material conflict with the interests of the company and its business;  the Board cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making; or  other defensive measures, having the same purpose, nature and scope as the cooling-off period, have been activated during the cooling-off period and have not since been terminated or suspended within a reasonable period at the relevant shareholders’ request. Rules Governing Obligations of Shareholders to Make a Public Takeover Bid Pursuant to the Dutch Financial Markets Supervision Act (Wet op het financieel toezich) (the “FMSA”), and in accordance with European Directive 2004/25/EC, also known as the takeover directive, any shareholder who (individually or jointly) directly or indirectly obtains control of a Dutch listed company is required to make a public takeover bid for all issued and outstanding shares in that company’s share capital. Such control is deemed present if a (legal) person is able to exercise, alone or acting in concert, at least 30.0% of the voting rights in the general meeting of such listed company (subject to an exemption for major shareholders who, acting alone or in concert, already had such stake in the company at the time of that company’s initial public offering). In addition, it is prohibited to launch a public takeover bid for shares of a listed company, such as the ordinary shares, unless an offer document has been approved by the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten) (the “AFM”). A public takeover bid may only be launched by way of publication of an approved offer document unless a company makes an offer for its own shares. The public takeover bid rules are intended to ensure that in the event of a public takeover bid, among others, sufficient information will be made available to the shareholders, that the shareholders will be treated equally, that there will be no abuse of inside information and that there will be a proper and timely offer period. Squeeze-out Proceedings Pursuant to article 2:92a BW, a shareholder who for his or her own account contributes at least 95.0% of a Dutch company’s issued share capital may institute proceedings against such company’s minority shareholders jointly for the transfer of their shares to him or her. The proceedings are held before the Enterprise Chamber and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to him or her. Unless the addresses of all of them are known to him or her, he or she is required to publish the same in a daily newspaper with nationwide circulation.

The offeror under a public takeover bid is also entitled to start squeeze-out proceedings if, following the public takeover bid, the offeror contributes at least 95.0% of the outstanding share capital and represents at least 95.0% of the total voting rights. The claim of a takeover squeeze-out needs to be filed with the Enterprise Chamber within three months following the expiry of the acceptance period of the offer. The Enterprise Chamber may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the minority shareholders. In principle, the offer price is considered reasonable if the offer was a mandatory offer or if at least 90.0% of the shares to which the offer related were received by way of voluntary offer. Pursuant to article 2:359d BW, minority shareholders that have not previously tendered their shares under an offer to transfer their shares to the offeror are entitled to institute proceedings with the Enterprise Chamber, provided that the offeror has acquired at least 95.0% of the outstanding share capital and represents at least 95.0% of the total voting rights. In regard to price, the same procedure as for takeover squeeze-out proceedings initiated by an offeror applies. The claim also needs to be filed with the Enterprise Chamber within three months following the expiry of the acceptance period of the offer. There are no other specific statutory squeeze-out proceedings at a level of control lower than 95.0% of the total voting rights. However, it is not uncommon for the offeror in a public offer and the target to agree on a post-offer restructuring transaction pursuant to which the offeror is enabled to acquire the target or its business, subject to approval of the target general meeting where required by law or the target’s articles of association. Such a transaction can usually be implemented if the offeror has obtained a supermajority acceptance of the offer which is lower than 95.0%. Disclosure of Holdings under Dutch Law Shareholders may be subject to notification obligations under the FMSA. Shareholders are advised to seek professional advice on these obligations. Pursuant to the FMSA, any person who, directly or indirectly, acquires or disposes of an actual or potential interest in the capital or voting rights of the Company must notify the AFM without delay, if, as a result of such acquisition, disposal or exchange of certain financial instruments, the actual, potential or aggregate percentage of capital interest or voting rights held by such person in the Company reaches, exceeds or falls below any of the following thresholds: 3%, 5%, 10%, 15%, 20%, 25%, 30%, 40%, 50%, 60%, 75% and 95%. A notification requirement also applies if a person's capital interest or voting rights reaches, exceeds or falls below the abovementioned thresholds as a result of a change in the Company's total issued share capital or voting rights. Such notification must be made no later than the fourth trading day after the AFM has published the Company's notification of the change in its issued share capital. Under the FMSA, the Company is required to notify the AFM without delay of the changes in its share capital or voting rights, if its issued share capital or voting rights changes by 1% or more compared to the Company's previous notification. The Company must furthermore notify the AFM within eight days after each quarter, in the event its share capital or voting rights changed by less than 1% in that relevant quarter or since the Company's previous notification. The AFM keeps a public register of all notifications made pursuant to these disclosure obligations and publishes all notifications received by it. The shareholder notifications referred to in this section should be made electronically through the notification system of the AFM. Controlled entities, within the meaning of the FMSA, do not have notification obligations under the FMSA, as their, direct and indirect, interests are attributed to their (ultimate) parent. Any person may qualify as a parent for purposes of the FMSA, including an individual. A person who has a 3% or larger interest in the Company's share capital or voting rights and who ceases to be a controlled entity for these purposes must immediately notify the AFM. As of that moment, all notification obligations under the FMSA will become applicable to the former controlled entity. For the purpose of calculating the percentage of capital interest or voting rights, the following instruments qualify as 'shares': (i) shares; (ii) depositary receipts for shares (or negotiable instruments similar to such receipts); (iii) negotiable instruments for acquiring the instruments under (i) or (ii) (such as convertible bonds); and (iv) options for acquiring the instruments under (i) or (ii).